Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the DG FastChannel, Inc. 2006 Long-Term Stock Incentive Plan of our reports dated 9 March 2009, with respect to the consolidated financial statements and schedule of DG FastChannel, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended 31 December 2008, and the effectiveness of internal control over financial reporting of DG FastChannel, Inc. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

12 October 2009